Exhibit 3.26
CERTIFICATE OF FORMATION
OF
HbI INTERNATIONAL, LLC
     The undersigned, an authorized person, for the purpose of farming a limited liability company, under the provisions and subject to the requirements of the Delaware Limited Liability Company Act of the State of Delaware (6 Del.C. § 18-101, et seq.) hereby certifies that:
     FIRST: The name of the limited liability company (hereinafter called the “limited liability company”) is HbI International, LLC.
     SECOND: The address of the registered office is c/o Corporation Service Company, 2711 Centerville Road, Suite #400, Wilmington, County of New Castle, Delaware 19808.
     THIRD: The name and address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are Corporation Service Company; 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on February 3, 2006.

/s/ Helen N. Kaminski Helen N Kaminski, Authorized Person